EXCLUSIVE DISTRIBUTORSHIP AGREEMENT

     THIS EXCLUSIVE DISTRIBUTORSHIP AGREEMENT is made and entered into as of the first day of September, 1997, by and between FUENTE CIGAR LTD. a corporation organized under the laws of the Turks & Caicos Islands, British West Indies (the "Manufacturer") and ASHTON DISTRIBUTORS, Inc., a corporation organized under the laws of the State of Pennsylvania, United States of America (the "Distributor").

                              W I T N E S S E T H:

     WHEREAS, FCL owns the registered trademarks set forth on Exhibit A hereto (collectively, the "Trademarks") and manufactures cigars bearing the Trademarks (the "Products");

     WHEREAS, the Distributor desires to become the exclusive distributor of the Products throughout the world (the "Territory"); and

     WHEREAS, FCL desires to use the services of the Distributor as FCL's exclusive distributor in the Territory on the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereto agree as follows:

1    APPOINTMENT.

     Subject to the terms and conditions of this Agreement, FCL hereby appoints the Distributor as its exclusive distributor to sell the Products in the Territory during the Term of this Agreement, and the Distributor accepts such appointment and agrees to sell the Products subject to the terms and conditions of this Agreement. FCL shall not appoint any other distributor or sales agent for the Products in the Territory, nor shall FCL sell the Products itself in the Territory during the Term of this Agreement, provided, however, that nothing herein shall prevent FCL or any other party from selling other cigars and goods that are not "Products" as defined herein in the Territory during the Term of this Agreement and thereafter.


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2    TERM.

     Except as otherwise provided in this Agreement, the term of this Agreement (the "Term") shall begin as of September 1, 1997 (the "Commencement Date") and shall continue for a ten (10) year period ending August 31, 2007; provided, however, that on September 1, 2005 and on each fifth-year anniversary of such date thereafter (i.e. September 1, 2010, September 1, 2015, etc.; the "Renewal Date"), the Term of this Agreement shall automatically be extended for an additional five (5) year Term unless either party gives the other written notice of termination of this Agreement on or before the Renewal Date. If notice of termination is given on or before a Renewal Date, the Term of this Agreement shall not be further extended and this Agreement shall terminate at the end of the then-applicable ten (10) or five (5) year Term, unless earlier terminated as otherwise expressly provided for herein. For example, the initial Term of this Agreement begins on September 1, 1997 and ends on August 31, 2007. The first Renewal Date is September 1, 2005. If no notice of termination is sent by either party on or before September 1, 2005, the term of this Agreement will automatically extend for an additional five (5) years, from September 1, 2007 until August 31, 2012, with the next Renewal Date occurring on September 1, 2010. However, if notice of termination is given by either party on or before September 1, 2005, then this Agreement will not be renewed, and will expire on August 31, 2007.

3     REPRESENTATIONS OF THE DISTRIBUTOR.

     3.1 Organization and Standing. The Distributor is a corporation duly organized, validly existing, and in good standing under the laws of the State of Pennsylvania, with full corporate power and authority to carry on its businesses as they are now being conducted.

     3.2 Authority Relative to this Agreement. The execution of this Agreement by the Distributor and the delivery of this Agreement and the Exhibits hereto to FCL have been duly authorized by the Distributor, and no further action is necessary by the Distributor to make this Agreement and the Exhibits hereto valid and binding upon the Distributor and enforceable against the Distributor in accordance with the terms hereof or to carry out the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the Exhibits hereto by the Distributor shall not (i) constitute a breach or a violation of the Articles of Incorporation or by-laws of the Distributor or any law, rule or regulation, agreement, indenture, deed of trust, mortgage, loan agreement, or any other instrument to which the Distributor is a party or by which it is bound; (ii) constitute a violation of any order, judgment, or decree to which the Distributor is a party or by which any of the assets or properties of the Distributor is bound or

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affected; or (iii) result in the creation of any lien, charge, encumbrance upon the assets or properties of the Distributor, except as otherwise provided herein.

     3.3 Approvals and Consents. No consent, approval, or authorization is required to be obtained by the Distributor in connection with the execution or delivery of this Agreement by the Distributor or the consummation by the Distributor of the transactions contemplated hereby.

4    REPRESENTATIONS OF FCL.

     FCL hereby represents and warrants to the Distributor the following:

     4.1 Organization and Standing. FCL is a corporation duly organized, validly existing, and in good standing under the laws of the Turks & Caicos Islands, with full corporate power and authority to carry on its businesses as they are now being conducted. FCL is duly qualified to conduct its business in the Dominican Republic and has full power and authority to fulfill its obligations under this Agreement.

     4.2 Authority Relative to this Agreement. The execution of this Agreement by FCL and the delivery of this Agreement to the Distributor has been duly authorized by FCL, and no further action is necessary by FCL to make this Agreement valid and binding upon FCL and enforceable against FCL in accordance with the terms hereof or to carry out the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by FCL shall not (i) constitute a breach or a violation of the Articles of Incorporation or by-laws of FCL or of any law, rule or regulation, agreement, indenture, deed of trust, mortgage, loan agreement, or any other instrument to which FCL is a party or by which it is bound; (ii) constitute a violation of any order, judgment, or decree to which FCL is a party or by which any of the assets or properties of FCL is bound or affected; or (iii) result in the creation of any lien, charge, encumbrance upon the assets or properties of FCL, except as otherwise provided herein.

     4.3 Approvals and Consents. No consent, approval, or authorization is required to be obtained by FCL in connection with the execution or delivery of this Agreement by FCL or the consummation by FCL of the transactions contemplated hereby.

5    DISTRIBUTOR'S DUTIES.

     5.1 Required and Permitted Activities. The Distributor shall:

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        5.2 Use its best reasonable efforts to promote and sell the Products in the Territory;

        5.2.1 Conduct its business in its own name, maintain a sales office and pay its own costs and expenses;

        5.2.2 Handle all customer complaints and claims;

        5.2.3 Notify FCL in writing of any filing, registration, claim, or proceeding involving the Distributor's advertisement or sale of the Products, or the use of the Trademarks in connection with sales of the Products, within fifteen (15) days of the Distributor's direct or indirect knowledge of such claim or proceeding;

        5.2.4 Provide FCL with any information which is necessary to comply with all labeling, registration, marketing and other applicable legal requirements in the Territory.

     5.3 Prohibited Activities. The Distributor shall not:

        5.3.1 Bind FCL to any contract;

        5.3.2 Make representations, warranties or guarantees with respect to the Products;

        5.3.3 Use the name "Fuente" or the Trademarks in any manner, except as set forth in Section 12 hereof.

6     PRICE.

     6.1 Prices Charged to the Distributor. The purchase prices to be charged by FCL to the Distributor for the Products shall be paid in United States Dollars and shall initially be in the amounts set forth on Exhibit B attached hereto (the "Purchase Prices"). However, because the parties hereto cannot accurately predict the actual cost of manufacturing the Products during the entire Term of this Agreement, FCL expressly reserves the right to change the Purchase Prices charged to the Distributor for the Products; provided, however, the net invoice price increase charged to the Distributor for each shipment of the Products shall be no greater, on a per thousand cigar basis, than the net invoice price increase charged by FCL during the same time to any other similarly situated United States-based importer (including affiliates of FCL) who purchase products manufactured by FCL or any of its affiliates, similar to the nature, grade and style of the Products. The Distributor

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expressly agrees, understands and acknowledges that it shall be bound by the terms and conditions of this Agreement even though the Purchase Price of the Products may change from time to time in accordance with this paragraph. Changes in the Purchase Price may be made by FCL at any time, so long as FCL provides the Distributor with at least thirty (30) days' prior written notice announcing such changes or in such other form as FCL and the Distributor may mutually agree, and changes in the Purchase Price shall become effective as of the date specified in such notice. In any event, the parties hereto expressly agree, understand and acknowledge that the Purchase Price shall be changed by an amount equal to any significant increase or decrease, as the case may be, in (i) any taxes and charges which are now, or may hereafter be, levied, imposed or charged upon FCL and associated with or related to the Products (whether by federal, state, municipal or other public authority, and whether domestic or foreign);
(ii) any freight and transportation costs associated with or related to the Products and borne by FCL; and (iii) any customs duties (whether domestic or foreign) associated with or related to the Products and borne by FCL.

     6.2 Prices Charged to Customers. It is expressly acknowledged by the parties hereto that, although FCL may suggest prices at which the Products might be sold to customers, FCL does not have and does not claim any right to determine the price at which the Distributor sells the Products to customers; the Distributor shall determine the price at which the Products shall be sold to customers, in the Distributor's sole discretion.

7     PLACEMENT AND ACCEPTANCE OF PURCHASE ORDERS.

     7.1 Priority. The terms and conditions set forth in this Agreement shall apply to all purchases of the Products by the Distributor from FCL, and shall supersede any conflicting provisions contained in any of the Distributor's purchase orders or any other business forms provided by the Distributor or FCL (unless such purchase orders or any other business forms are in writing, signed by both parties hereto, and expressly provide that such conflicting provisions contained therein are intended by the parties hereto to supersede the terms and conditions of this Agreement).

     7.2 Placement of Orders; Purchase Order Acceptance. All orders for Products must be submitted to FCL in writing. Standing purchase orders may be submitted. Purchase orders submitted to FCL shall only be deemed accepted upon issuance of a written acceptance by FCL, or in lieu thereof, upon shipment of the Products referenced therein.

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     7.3 Refusal and Revocation of Purchase Orders. FCL shall not be obligated to accept any purchase order from the Distributor for Products that, using its best reasonable efforts, FCL reasonably believes it cannot fill. In addition, FCL may, in its sole discretion, and in addition to any other remedies described in this Agreement, refuse to accept any purchase order, revoke acceptance of any purchase order or refuse to deliver or delay shipment of any previously-accepted purchase order, if the Distributor becomes delinquent in the payment of any of its obligations hereunder, or is in breach of any material provision or condition of this Agreement. The revocation of acceptance, refusal to deliver or delay of any shipment of the Products by FCL under this Section 7.3 shall not be construed as a termination or breach of this Agreement by FCL.

8    FILLING OF PURCHASE ORDERS AND SHIPPING TERMS.

     8.1 Acknowledgement of Limited Supply. The Distributor acknowledges that tobacco and skilled labor shortages may limit or interrupt production of all or some of the Products at any time and that FCL is not obligated to sell any certain number of the Products to the Distributor hereunder.

     8.2 No Damage Claims. FCL shall not be liable to the Distributor or any other person for any damages, direct, consequential or otherwise, or lost profits from FCL's failure to fill any purchase orders, or for delays in filling purchase orders, or for any errors in filling any such purchase orders. The Distributor acknowledges that shortages of labor and raw materials may make it impossible for FCL to fill all purchase orders submitted for the Products. If orders for all cigars received by FCL from all sources, including the Distributor, exceed FCL's available labor and/or raw material supplies, FCL shall allocate availability on a basis that FCL deems equitable or necessary, in its sole and absolute discretion.

     8.3 Partial Shipments. FCL may, in its sole and absolute discretion, make partial shipments of the Distributor's purchase orders, which shipments shall be separately invoiced and each such separate invoice shall be paid when such separate invoice becomes due regardless of whether the balance of the shipment has been made or invoices for the balance of the shipment have been rendered. Delay in delivery of any portion of a purchase order shall not relieve the Distributor of its obligation to accept the remaining deliveries of the Products.

     8.4 Shipping Terms. Unless otherwise agreed to by the parties in writing, beneficial and legal title to possession and control over, and risk of loss and damage to, all Products shall pass to the Distributor, or to such financing institution or other parties as may have been designated in writing by the Distributor, F.O.B. Santiago, Dominican Republic. For purposes of this paragraph, the term "F.O.B." shall have

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the meaning ascribed thereto in INCOTERMS (1990 version) and all amendments and revisions thereto, as published by the International Chamber of Commerce, Paris, France.

9    INSPECTION.

     The Distributor shall have twenty (20) days from the date of delivery of the Products to the shipping destination to inspect the Products or to cause its agent to conduct such inspection. The Distributor shall bear all costs and expenses associated with inspection of the Products. Nonconforming products may be returned to FCL pursuant to the procedure set forth in Section 10 hereof. Once the Distributor (or its agent) has completed its inspection of the Products and found them to be satisfactory, or the Distributor has waived its inspection rights with respect to such Products, or the twenty (20) day time period specified herein has passed without notification from the Distributor to FCL that the Products are nonconforming, as the case may be, the Distributor shall not be entitled to return the Products or seek the remedies otherwise available under Section 10 hereof.

10   RETURNS.

     If, upon inspection, the Distributor believes Products to be nonconforming, the Distributor shall notify FCL, and shall ship the nonconforming Products to the location designated by FCL. Nonconforming Products will be repaired, replaced or credit will be issued to the Distributor, in FCL's discretion, within twenty (20) days from the date on which FCL received the Products claimed to be nonconforming. FCL's acceptance of any Products so returned shall not be deemed an admission that the Products are nonconforming, and, if FCL determines that any such returned Products are not nonconforming, such returned Products will be reshipped to the Distributor at the Distributor's expense and the Distributor will be charged for all of the shipping charges incurred by FCL (including the costs previously assumed by FCL for shipping such returned Products to FCL as well as the costs of shipping such returned Products back to the Distributor). The Distributor expressly waives its rights to consequential or incidental damages relating to nonconforming Products.

11   PAYMENT TERMS.

     Unless otherwise agreed in writing by the parties hereto, or except as otherwise expressly provided in this Agreement, the Distributor shall pay each invoice generated by FCL in connection with the sale of the Products within sixty (60) days from the date of such invoice. In the event the Distributor fails to pay any

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invoice within such sixty (60) day period, FCL shall grant an additional five (5) day cure period in which the Distributor may make payment of such invoice. FCL agrees that the number of days given to the Distributor in which to pay each invoice shall be not less than the number of days FCL grants to its most favored distributor customers, excluding any of FCL's distributor arrangements that existed prior to the date of this Agreement (whether in written or oral form). In the event the Distributor fails to pay any invoice within the time period specified in this Section 11, the Distributor shall be in default of its obligations to FCL, as described in paragraph 15.1 hereof, and FCL shall have the right to terminate this Agreement. No extension of these terms shall be permitted without FCL's prior written consent, which consent may be withheld in FCL's sole discretion. Payment for the Products purchased by the Distributor shall be in United States dollars, and shall be made by electronic wire transfer or by corporate check. Payments shall be made to FCL address set forth in paragraph 20.4 hereof or to such place as shall be designated in writing from time to time by FCL. If FCL instructs the Distributor to send payment to any U.S. bank, or FCL deposits the Distributor's payment in any U.S. bank, receipt of any check, draft or other commercial paper by FCL shall not constitute payment in full until the funds representing the full amount due and owing have fully cleared all banking channels. However, if FCL instructs the Distributor to send payment to any non-U.S. bank, or FCL deposits the Distributor's payment in any non-U.S. bank, receipt of the check, draft of other commercial paper by FCL shall constitute payment, provided full funds are available with respect to such check, draft or other commercial paper at the time such check, draft or commercial paper ultimately clears all banking channels.

12   TRADEMARKS AND TRADE NAMES.

     12.1 Use of Trademarks. The Distributor agrees not to market the Products under any name except the name assigned to such Product by FCL.

     12.2 Ownership of Marks. The Distributor expressly acknowledges and agrees that the Trademarks are the exclusive property of FCL and that the Distributor has and shall have no right, title or interest in the Trademarks, or any goodwill related thereto, during and/or after the Term of this Agreement. The Distributor represents and warrants that the Distributor has not sought or obtained, and agrees not to seek or obtain, in the Territory or elsewhere, any registration embodying the Trademarks and further agrees to discontinue all use of the Trademarks immediately upon the termination of this Agreement.

     12.3 Imitative Products. The Distributor specifically agrees not to manufacture or sell any product imitative of the Products identified with the Trademarks.

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     12.4 Enhancement of Value. The Distributor agrees that its right to use
Trademarks, and any goodwill related thereto, is limited solely to the right to use said Trademarks and related goodwill in advertising and promotion of the Products pursuant to this Agreement, that all such use and goodwill shall inure to the benefit of FCL, and that any enhancement in the value of the Trademarks, or any goodwill related thereto, in the Territory or elsewhere, which results from the efforts or actions of the Distributor shall be effected to FCL's sole benefit and shall not give rise to any compensation to the Distributor.

     12.5 Infringement. The Distributor agrees to notify FCL immediately of any infringement or imitation of the Products or the Trademarks which comes to the attention of the Distributor during the Term of this Agreement.

13   FORCE MAJEURE.

     13.1 Scope of Governance. In the event that performance by either party of any of its obligations under this Agreement is precluded or adversely and materially affected because of the occurrence of any event, unforeseen development, or contingency beyond the control of such party (and "Unforeseen Event"), the rights and obligations of the parties hereto shall be governed by this Section 13.

     13.2 Definitions. For purposes of this Agreement, an "Unforeseen Event" shall include, but shall not be limited to, the following: war, declared or undeclared, revolution, insurrection, counterrevolution, isolated instances of violence, fire, flood, tempest, interruption of transportation facilities, riots, civil commotion, strikes, labor disputes, labor slowdowns, lockouts (or other labor disputes affecting the parties hereto, other manufacturers or suppliers), freight embargoes or transportation delays, shortages of labor, inability to secure materials, supplies or power at reasonable prices or on account of shortages, acts of God, including (but not limited to) lightning, severe weather, earthquakes, hurricanes, or other acts of nature, acts of the public enemy, inflation beyond the expected rate of the country to which the event, development, or contingency pertains, prohibition of import or export of the Products (or any components thereof), governmental orders, regulations, restrictions, and all other similar causes.

     13.3 Limited Excusal of Performance; Termination. Except as otherwise provided herein, the affected party shall be excused from any failure to perform under the terms and conditions of this Agreement to the extent such failure is directly or indirectly caused by an Unforseen Event. Any suspension of performance by reason of this provision shall be limited to the period during which the Unforseen Event exists, and such suspension shall not extend or in any manner

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affect the running of the time period provided for in this Agreement. If performance by either party hereunder is suspended as a result of an Unforseen Event for a period of one hundred and eighty (180) days or more, the other party hereto shall, upon furnishing not less than thirty (30) days written notice to non-performing party, have the right to terminate this Agreement. Notwithstanding the foregoing, the Distributor shall not, as a result of any of the foregoing causes, be relieved or excused from paying FCL any monies owed under this Agreement.

     13.4 Best Reasonable Efforts to Make Up of Shortfall. In the event FCL is affected by an Unforseen Event, and this Agreement is not terminated in accordance with paragraph 13.3 hereof, FCL shall use its best reasonable efforts to make up any shortfall in production caused by such Unforseen Event within twelve (12) months after the resumption of production hereunder. Similarly, in the event the Distributor is affected by an Unforseen Event, and this Agreement is not terminated in accordance with paragraph 13.3 hereof, the Distributor shall use its best reasonable efforts to make up any shortfall in orders for Products caused by such Unforseen Event within twelve (12) months after the resumption of purchasing hereunder.

14   INDEMNIFICATION.

     14.1 The Distributor agrees to indemnify, defend and hold FCL, its officers, directors, employees, agents, successors, and assigns, harmless against all claims, losses, costs, liabilities, damages, judgments, or expenses of whatever form or nature, including attorneys' and paralegals' fees and other costs of legal defense, whether direct or indirect, that they, or any of them, may sustain or incur as a result of any acts or omissions of the Distributor including but not limited to (i) the Distributor's material breach of any of the provisions of this Agreement, (ii) the Distributor's gross negligence or other tortuous conduct, or (iii) violation by the Distributor of any applicable law, regulation or order in the United States of America or any other applicable law, regulation or order.

     14.2 FCL agrees to indemnify, defend and hold the Distributor, its officers, directors, employees, agents, successors, and assigns, harmless against all claims, losses, costs, liabilities, damages, judgments, or expenses of whatever form or nature, including attorneys' and paralegals' fees and other costs of legal defense, whether direct or indirect, that they, or any of them, may sustain or incur as a result of any acts or omissions of FCL including but not limited to (i) FCL's material breach of any of the provisions of this Agreement, (ii) FCL's gross negligence or other tortuous conduct, or (iii) violation by FCL of any applicable law, regulation or order.

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15   TERMINATION OF THIS AGREEMENT BY FCL.

     FCL shall have the right, in addition to all other remedies it may have at law or in equity, to terminate this Agreement and all rights herein upon not less than thirty (30) days' written notice to the Distributor with respect to any monetary default, unless otherwise designated herein, and upon not less than sixty (60) days written notice with respect to any non-monetary default, unless otherwise designated herein, provided: (i) FCL is in compliance with this Agreement in all material respects; (ii) any one or more of the events of default set forth below shall occur with respect to the Distributor; and (iii) the Distributor does not fully cure such default to the satisfaction of FCL within the applicable thirty (30) or sixty (60) day notice period or demonstrate to the satisfaction of FCL that the Distributor is actively and diligently pursuing such a cure and has a substantial likelihood of promptly effecting such cure. Any notice of default issued by FCL hereunder shall specify the nature of the default which has caused such notice to be issued. The events of default are:

     15.1 If the Distributor shall fail to pay FCL any monies or fees when due;

     15.2 If the Distributor fails to comply with any other terms or conditions of this Agreement;

     15.3 As set forth in Section 13.3 regarding a continuing force majeure event;

     15.4 Termination effective immediately, if a receiver, liquidator or trustee of the Distributor, or as to any material portion of its business, is appointed by court order and such order remains in effect for more than thirty
(30) days; or the Distributor is adjudicated bankrupt or insolvent; or any material portion of the business of the Distributor is sequestered by court order and such order remains in effect for more than thirty (30) days; or a petition is filed against the Distributor under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within thirty (30) days after such filing; or

     15.5 Termination effective immediately, if the Distributor files a petition in voluntary bankruptcy or seeks relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under such law.

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16   TERMINATION OF THIS AGREEMENT BY THE DISTRIBUTOR.

     The Distributor shall have the right, in addition to all other remedies it may have at law or in equity, to terminate this Agreement and all rights herein upon not less than thirty (30) days' written notice to FCL with respect to any monetary default, unless otherwise designated herein, and upon not less than sixty (60) days written notice with respect to any non-monetary default, unless otherwise designated herein, provided: (i) the Purchaser is in compliance with this Agreement in all material respects; (ii) any one or more of the events of default set forth below shall occur with respect to FCL; and (iii) FCL does not fully cure such default to the satisfaction of the Purchaser within the applicable thirty (30) or sixty (60) day notice period or demonstrate to the satisfaction of the Purchaser that FCL is actively and diligently pursuing such a cure and has a substantial likelihood of promptly effecting such cure. Any notice of default issued by the Purchaser hereunder shall specify the nature of the default which has caused such notice to be issued. The events of default are::

     16.1 If FCL fails to comply with any material terms or conditions of this Agreement; or

     16.2 As set forth in Section 13.3 hereof regarding a continuing force majeure event.

17   EFFECT OF EXPIRATION OR TERMINATION OF THIS AGREEMENT.

     17.1 No Release. This Agreement shall terminate and expire automatically, unless termination has occurred earlier as a result of a specified default hereunder, on the date specified in the notice of termination. Any termination of this Agreement, whether due to expiration or an earlier termination, shall not release a party from payment of any damages sustained by the other party, from payment of any obligations accrued hereunder, or from performance of its obligations under the provisions of this Agreement relating to termination, subject to and limited by the terms of this Agreement.

     17.2 Acceleration of Invoices. Upon the expiration or termination of this Agreement for any reason, whether by reason of default, lapse of time or other cause, the due date of all invoices for the Products shall automatically be accelerated so that they shall become due and payable as of the effective date of the termination, even if longer terms had been provided previously. Any termination of this Agreement, excluding termination with two (2) years' prior notice under Section 2 hereof by either party, shall give FCL the right to cancel all orders of unshipped Products.

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     17.3 Reversion of Rights. All rights granted to the Distributor under or pursuant to this Agreement shall cease, and where appropriate revert to FCL.

18   CONFIDENTIALITY.

     The parties hereto hereby acknowledge that, in connection with the business relationship that they have had or may in the future have, they have been and will be exposed to and have access to certain information with respect to each other's business operations that has not been publicly disclosed and is not a matter of common knowledge (collectively, the "Confidential Information"). Each of the parties agrees that it shall not, nor shall any of its affiliates, including the agents, directors and officers thereof, without prior written consent of the other party, at any time, in any fashion, form or manner, either intentionally or otherwise, directly or indirectly, divulge, disclose or communicate any of the Confidential Information provided to such party by the other party to any third person, partnership, joint venture, company, corporation, entity or other organization or use such Confidential Information other than in connection with the business transactions entered into between the parties to this Agreement, unless such Confidential Information is used pursuant to a separate license or agreement between the parties to this Agreement authorizing such use or unless and until such Confidential Information is or was
(i) publicly available or otherwise in the public domain; (ii) rightfully obtained from any third party without restrictions and without breach of this Agreement; or (iii) disclosed pursuant to judicial action or governmental regulations or other requirements, but then only if the disclosing party notified the other party prior to such disclosure and reasonably cooperated with the other party in the event the other party elected to legally contest and avoid such disclosure.

19   DISCLAIMER.

     FCL makes no warranty that the Products are merchantable or fit for any particular purpose or fit for any other purpose. The sole responsibility of FCL shall be that the Products will be substantially in compliance with the description set forth in Exhibit A attached hereto, although all parties hereto acknowledge that the manufacturing process may be changed from time to time, and the Products will be free from defects in material and workmanship. This warranty is expressly made in lieu of any and all warranties and the sole liability of FCL shall be to repair, replace or credit the Distributor for any Products not in conformity with such specifications (as provided in Section 10 hereof), and the Distributor expressly and absolutely waives any rights that it may have for consequential or incidental damages. Except for directly related acts of gross negligence of FCL, the Distributor agrees, warrants, and covenants that it shall be solely responsible for compliance with all federal, state, and local laws (whether such laws are of the United States of America or other foreign jurisdictions) and regulations pertaining to distribution, marketing and sale of the Products, and without limiting the general indemnification obligation of the Distributor as described in Section
14.1 hereof, that the Distributor shall indemnify, defend and hold FCL, its officers, directors, employees, agents, successors and assigns harmless from any and all claims, losses, costs, liabilities, damages, judgments, or related expenses, including attorneys' and paralegals' fees and other costs of legal defense, whether direct or indirect, that they or any of one or more may sustain or incur as a result to the Distributor's failure to comply with such laws and regulations.

FCL MAKES NO INDEMNITY, REPRESENTATION OR WARRANTY, EITHER EXPRESSED OR IMPLIED, WITH RESPECT TO THE PRODUCTS, EXCEPT FOR THE WARRANTY EXPRESSLY SET FORTH IN THIS SECTION 19, AND IN NO EVENT SHALL FCL BE LIABLE TO THE DISTRIBUTOR FOR SPECIAL OR CONSEQUENTIAL DAMAGES EXPRESSLY PROVIDED HEREIN.

20   GENERAL PROVISIONS.

     20.1 Survival of Representations, Warranties, Etc. Each of the parties to this Agreement covenants and agrees that its representations, warranties, covenants, statements, and agreements contained in this Agreement and the Exhibits hereto and any document delivered in connection herewith shall survive the September 1, 1997 effective date of this Agreement, and shall remain in effect during the term of this Agreement. Sections 12.2, 16, 17, 18, 19, 20.12 and 20.13 hereof shall survive the termination or expiration of this Agreement.

     20.2 Construction. This Agreement is intended by the parties hereto as a final expression of their agreement as a complete and exclusive statement of the subject matter of this Agreement. No course of prior dealings between the parties and no usage of trade shall be relevant or admissible to supplement, explain or vary any of the terms of this Agreement. Acceptance of, or acquiescence in, a course of performance rendered under this or any prior agreement shall not be relevant or admissible to determine the meaning of this Agreement even though the accepting or acquiescing party has knowledge of the nature of the performance and an opportunity to make objection. No representations, understandings, or agreements have been made or relied upon in making this Agreement other than those specifically set forth herein.

     20.3 Merchant Status. FCL and the Distributor represent to each other that they are merchants with respect to the Products. No agent, employee, or representative of the Distributor has made, or has any authority to bind FCL by, any warranty, representation, or affirmation concerning the Products. The Distributor acknowledges that no such affirmation, warranty or representation has been made, none has been relied upon, and none forms the basis of this Agreement.

     20.4 Notices and Consents. All notices, consents, acceptances and any other communication required herein shall be in writing and shall be deemed delivered upon receipt, if delivered in person; upon transmission, if sent by electronic means (i.e. telecopy or e-mail), with electronic confirmation of receipt, one
(1) day after posting, if sent by recognized expedited delivery service, or four
(4) days after posting, if sent by First Class Mail. All notices, etc. shall be sent to the parties at their respective addresses set forth below (or at such other address for a party as shall be specified by notice given hereunder):

     If to Distributor:     Ashton Distributors, Inc.
                            Attn: Robert G. Levin, President
                            12270 Townsend Rd.
                            Philadelphia, PA 19154
                            Telecopy: 215-676-9085

     With a copy to:        Matthew H. Lubart, Esq.
                            Princeton Pike Corporate Center
                            997 Lenox Drive, Building 3
                            Lawrenceville, NJ 08648-2311
                            Telecopy: 609-896-1469

     If to FCL:             Carlos P. Fuente, President
                            Fuente Cigar Ltd.
                            P.O. Box 5175
                            Tampa, Florida 33675
                            Telecopy: 809-575-4969

     With a copy to:        William M. Sharp, Sr., Esquire
                            Sharp, Smith & Harrison, P.A.
                            4830 W. Kennedy Blvd., Suite 630
                            Tampa, Florida 33609
                            Telecopy: 813-286-4197

     20.5 Severability of Provisions. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement shall be prohibited by applicable law, unenforceable in any jurisdiction or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition, unenforceability, or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, or affecting the validity or enforceability of such provision in any other jurisdiction.

     20.6 Language. The English language text, and American usage thereof, shall control the interpretation of this Agreement and all writings between the parties.

     20.7 Assignment. Neither this Agreement nor any rights or privileges hereunder shall be assigned, transferred, shared or divided, by operation of law or otherwise, in any manner, by either party hereto without the prior written consent of the other party, which consent may be arbitrarily withheld. Any purported assignment or transfer not having the written consent of the party required hereunder to give such consent shall be null and void and shall constitute a default hereunder.

     20.8 Paragraph Headings: Plural; Gender Miscellaneous. The paragraph headings contained herein are for reference only and shall not be considered as substantive parts of this Agreement. The use of the singular or plural form shall include the other form and the use of the masculine, feminine or neutered gender shall include the other gender. The words "hereof," "herein," and "hereunder" and words of similar import when used in this Agreement, shall refer to this Agreement as a whole, including all exhibits hereto, and not to any particular provision of this Agreement unless otherwise specified; all references herein to paragraphs, sections or exhibits shall refer to paragraphs or sections of this Agreement or exhibits to this Agreement. The parties hereto acknowledge and agree that the recitals immediately following the preamble of this Agreement are true and correct and are incorporated herein as a part of this Agreement. This Agreement shall be binding upon the parties hereto.

     20.9 Entire Agreement: Amendment. This Agreement (including the exhibits hereto and all documents and papers delivered pursuant hereto and any written amendments hereof executed by the parties to this Agreement, as specified herein) constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof. This Agreement may be amended only by written agreement executed by all of the parties hereto. Time is of the essence of this Agreement and each of its provisions, and no extension of any time period shall be binding upon any of the parties hereto unless expressly provided herein or in writing and signed by all of the parties hereto.

     20.10 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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

     20.11 Further Assurances. The parties hereto shall execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements or other instruments as the other party or its counsel may reasonably request from time to time for purposes of carrying out the transactions contemplated by this Agreement.

     20.12 Remedies. The Distributor hereby expressly waives any rights that it may have to specific performance or any other remedies at law other than the remedies specifically provided for in this Agreement.

     20.13 Governing Law; Venue; Process. The validity, construction, and enforcement of, and the remedies under, this Agreement shall be governed in accordance with the laws of Florida (except that if any choice of law provision under Florida law would result in the application of the law of a state or jurisdiction other than Florida, such provision shall not apply). The parties to this Agreement agree that jurisdiction and venue shall properly lie in the courts of the State of Florida, with respect to any legal proceedings arising under or connected with this Agreement. The parties further agree that the delivery by courier of any process shall constitute valid and lawful process against them.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                             FUENTE CIGAR LTD.

                                             By:
                                                -----------------------------
                                                Carlos P. Fuente, President


                                             ASHTON DISTRIBUTORS, INC.

                                             By:
                                                -----------------------------
                                                Robert G. Levin, President

                                    Exhibit A

                               Exclusive Products
                               ------------------

Bohemia(R)

Flor de Orlando(R)

Premiun Dominicana(R)

                   [specifications for all products to come]

                                       18